                                                                  EXHIBIT 4.2

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                         FOR ENTERBANK HOLDINGS, INC.

            BE IT RESOLVED, that the CERTIFICATE OF INCORPORATION of Enterbank Holdings, Inc. is hereby amended so that ARTICLE FOUR thereof shall read in its entirety as follows:

                                "ARTICLE FOUR
                                 ------------

            The aggregate number of shares which the corporation shall have authority to issue shall be three million, five hundred thousand
(3,500,000) shares of common stock, par value $.01 each.

The distinguishing preferences, qualifications, limitations, restrictions and special or relative rights in respect to the common stock as follows:

            In all elections of Directors of the Corporation, each common shareholder shall have the right to cast as many votes as shall equal (x) the number of shares held by him or her, and multiplied by (y) the number of Directors to be elected, and he or she may cast all such votes for a single Director or may distribute them among the number of directors to be elected, or any two (2) or more of them, as such shareholder may deem fit."